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EXHIBIT 11.1 - STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

                                                    Three months ended            Nine months ended
                                                       September 30,                 September 30,
                                                   1999            1998         1999              1998
                                              ---------------------------   ------------------------------
     Basic:

Average shares outstanding                         818,060        511,090         813,562          499,430

Net income                                    $    569,895     $  157,840   $   1,733,024    $     450,447

Per share amount                              $        .70     $      .31   $        2.13    $         .90


Diluted:

Average shares outstanding                         818,060        511,090         813,562          499,430

Net effect of dilutive stock options                23,745          3,134          23,745            3,134
                                              ---------------------------   ------------------------------

Diluted shares                                     841,805        514,224         837,307          502,564

Net income                                    $    569,895     $  157,840   $   1,733,024    $     450,447

Per share amount                              $        .68     $      .31   $        2.07    $         .90